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                                                                     Exhibit 5.1

                [O'SULLIVAN GRAEV & KARABELL, LLP LETTERHEAD]

                                                         June 24, 1998

La Petite Academy, Inc.
LPA Holding Corp.
14 Corporate Woods
8717 West 110th Street
Suite 300
Overland Park, Kansas 66201

                      10% Series B Senior Notes Due 2008

Ladies and Gentlemen:

         We have acted as counsel to La Petite Academy, Inc., a Delaware corporation (the "Company"), and LPA Holding Corp., a Delaware corporation formerly known as Vestar/LPA Investment Corp. (the "Parent" and, together with the Company, the "Issuers"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement of the Issuers on Form S-4 (File No. 333-56239) (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act").

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act.

         In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering the opinions set forth below, including, without limitation, (i) the Registration Statement, (ii) the Indenture dated May 11, 1998, among the Issuers, LPA Services, Inc., the subsidiary guarantor of the Company (the "Guarantor"), and PNC Bank, National Association, as trustee (the "Trustee"), governing the Issuers' 10% Series B Senior Notes due 2008 (the "Notes") and the guarantees of the Notes (the "Guarantees") by the Guarantor,
(iii) the Purchase Agreement (the "Purchase Agreement") dated May 6,
1998, among the Company, the Guarantor, the Parent, Chase
Securities Inc. and NationsBanc Montgomery Securities LLC, (iv) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof, (v) the By-laws of the Company, as amended through the date hereof, (vi) the Amended and Restated Certificate of Incorporation of the Parent, as amended through the date hereof, (vii) the By-laws of the Parent, as amended through the date hereof, (viii) the Certificate of Incorporation of the Guarantor, as amended through the date hereof, (ix) the By-laws of the Guarantor, as amended through the date hereof, (x) resolutions adopted by the Board of Directors of the Company by unanimous written consent in lieu of a meeting dated May 11, 1998, (xi) resolutions adopted by the Board of Directors of the Parent by unanimous written consent in lieu of a meeting dated May 11, 1998 and (xii) resolutions adopted by the Board of Directors of the Guarantor by unanimous written consent in lieu of a meeting dated May 11, 1998. As to certain

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LPA Holding Corp.
La Petite Academy, Inc.
Page 2

questions of fact material to the opinions contained herein, we have relied upon certificates or statements of officers of the Issuers and the Guarantor and certificates of public officials.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies. In making our examination of documents executed by parties other than the Issuers and the Guarantor we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

         Based upon the foregoing, we are of the opinion as follows:

         1. The Issuers and the Guarantor are validly existing under the laws of the State of Delaware.

         2. The Notes have been duly authorized, and when issued, assuming the due authorization, execution and delivery thereof by the Trustee, will be valid and binding obligations of the Issuers, enforceable against them in accordance with their terms, except that enforcement thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         3. The Guarantees have been duly authorized, and when issued, will be valid and binding obligations of the Guarantor, enforceable against it in accordance with their terms, except that enforcement thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         Members of our firm are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under "Legal Matters" in the Registration Statement.

                                              Very truly yours,

                                        /s/ O'Sullivan Graev & Karabell, LLP
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